Exhibit 3.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

QORVO TECHNOLOGIES, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) of Qorvo Technologies, LLC (the “Company”) dated as of this fifth day of October, 2026, by Skyworks Solutions, Inc., as the sole member of the Company (the “Member”).

RECITALS

WHEREAS, the Member previously formed the Company as a limited liability company under the laws of the State of Delaware and entered into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business;

WHEREAS, the Member entered into that certain Limited Liability Company Agreement of the Company, dated as of on October 24, 2025 (the “Original LLC Agreement”);

WHEREAS, on October 5, 2026, the Company (f/k/a Comet Acquisition II, LLC) merged with Qorvo, Inc., immediately following Qorvo, Inc.’s merger with Comet Acquisition Corp., with the Company surviving such merger under the name “Qorvo Technologies, LLC”, and the Original LLC Agreement remaining the limited liability company agreement of the Company following such merger;

WHEREAS, Section 9.3 of the Original LLC Agreement provides that amendments to the Original LLC Agreement shall be effective only if approved in writing by the Member; and

WHEREAS, the Member desires to amend and restate the Original LLC Agreement in its entirety on the terms and conditions set forth herein, and such amendment and restatement has been duly approved in writing by the Member in accordance with Section 9.3 of the Original LLC Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby amends and restates the Original LLC Agreement, which is hereby replaced and superseded in its entirety by this Agreement, as follows:

Article 1

The Limited Liability Company

1.1    Formation. The Member previously formed the Company as a limited liability company pursuant to the provisions of the Act.  A certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) was previously filed with the Office of the Secretary of State of the State of Delaware in conformity with the Act.

1.2    Name. The name of the Company is “Qorvo Technologies, LLC” and its business shall be carried on in such name with such variations and changes as the board of managers of the Company (the “Board”) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3    Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other applicable law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4    Registered Office and Agent. The location of the registered office of the Company shall be 251 Little Falls Drive, Wilmington, Delaware 19808. The Company’s registered agent at such address shall be Corporation Service Company.

1.5    Term. Subject to the provisions of Article 6, the Company shall have perpetual existence.

Article 2

The Member

2.1    The Member.  The name and address of the Member are as follows:

Name	Address
Skyworks Solutions, Inc.	5260 California Avenue, Irvine, California 92617

2.2    Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member.  Meetings of the Member may be called at any time by the Member or the Board.

2.3    Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

2.4    Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5    Admission of Members. New members shall be admitted only upon the approval of the Board.

Article 3

The Board

3.1    Management By Board of Managers.

(a)    Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by the Board, which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of one (1) to three (3) individuals (the “Managers”), the exact number of Managers to be determined from time to time by resolution of the Member. The Board as of the date hereof shall consist of three (3) members and shall be set forth on Schedule A.

(b)    Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability.  The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause.  A Manager may resign at any time upon written notice to the Member.

(c)    Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member.  A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

3.2    Action By the Board.

(a)    Meetings of the Board may be called by any Manager upon twenty-four hours prior written notice to each Manager.  The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board.  All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.

(b)    Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing.  Notice of any meeting may be waived by any Manager.

3.3    Power to Bind Company. None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

3.4    Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. The officers of the Company as of the date hereof are set forth on Schedule A.

Article 4

Capital Structure and Contributions

4.1    Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”). All Common Interests shall be identical with each other in every respect.  The Member shall own all of the Common Interests issued and outstanding.

4.2    Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board.  A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

Article 5

Profits, Losses and Distributions

5.1    Profits and Losses. For financial accounting purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board.  In each year, profits and losses shall be allocated entirely to the Member.

5.2    Distributions. The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Board.  The distributions of the Company shall be allocated entirely to the Member.

Article 6

Events of Dissolution

6.1    The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a)    The Member votes for dissolution; or

(b)    A judicial dissolution of the Company under Section 18-802 of the Act.

6.2    No other event, including, without limitation, the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member, shall cause the dissolution of the Company;

provided, however, that in the event of any occurrence resulting in the termination of the continued membership of the last remaining member of the Company, the Company shall be dissolved unless, within ninety days following such event, the personal representative of the last remaining member agrees in writing to continue the Company and to the admission of such personal representative (or any other person or entity designated by such personal representative) as a member of the Company, effective upon the event resulting in the termination of the continued membership of the last remaining member of the Company.

Article 7

Transfer of Interests in the Company

7.1    The Member may sell, assign, transfer, convey, gift, exchange, pledge, hypothecate or otherwise dispose of (“Transfer”) any or all of its Common Interests to any person or entity; provided, however, that such person or entity to whom such Common Interests are Transferred shall be an assignee and shall have no right to participate in the Company’s business and affairs unless and until such person or entity shall be admitted as a member of the Company upon (a) the prior written approval by the Board pursuant to Section 2.5 and (b) receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are Transferred agreeing to be bound by the terms of this Agreement.

Article 8

Exculpation and Indemnification

8.1    Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Member nor the Managers, nor any of their respective officers, directors, stockholders, partners, members, managers, employees, affiliates, representatives or agents, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by a Covered Person in good faith in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided such act or omission does not constitute fraud, willful misconduct or gross negligence.  In addition, to the fullest extent permitted by the Act as the same exists or may hereafter be amended, no Manager or officer of the Company shall be personally liable to the Company or the Member for monetary damages for breach of fiduciary duty as a Manager or officer.

8.2    Indemnification. The Company shall, to the maximum extent and in the manner permitted by the Act as the same now exists or may hereafter be amended, indemnify any person against expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a Manager or officer of the Company. For purposes of this Section 8.2, a “Manager” or “officer” of the Company shall mean any person (i) who is or was a Manager or officer of the Company, (ii) who, while a Manager or officer of the Company, is or was serving at the request of the Company as a director, manager, officer, partner, member or trustee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or (iii) who was a Manager or officer of an entity which was a predecessor of the Company or, while serving as a Manager or officer of such predecessor, is or was serving at the request of such predecessor as a director, manager, officer, partner, member or trustee of another enterprise. Notwithstanding the foregoing, but subject to Section 8.11, the Company shall be required to indemnify a Manager or officer in connection with an action, suit, or proceeding (or part thereof) initiated by such Manager or officer only if the initiation of such action, suit, or proceeding (or part thereof) by the Manager or officer was authorized in the specific case by the Board.

8.3    Indemnification of Others. The Company shall have the power, to the maximum extent and in the manner permitted by the Act as the same now exists or may hereafter be amended, to indemnify any person (other than Managers and officers) against expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding, in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was an employee or agent of the Company. For purposes of this Section 8.3, an “employee” or “agent” of the Company shall mean any person (other than a Manager or officer of the Company) (i) who is or was an employee or agent of the Company, (ii) who is or was serving at the request of the Company as a director, manager, officer, partner, member, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of an entity which was a predecessor of the Company or was serving at the request of a predecessor of the Company as a director, manager, officer, partner, member, trustee, employee or agent of another enterprise.

8.4    Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, manager, officer, partner, member, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Act.

8.5    Expenses. The Company shall advance to any person eligible for indemnification pursuant to Section 8.2 hereof, and may advance to any person eligible for indemnification pursuant to Section 8.3 hereof, prior to the final disposition of the proceeding, all expenses reasonably incurred by any such person in connection with defending such proceeding, upon receipt of a request therefor and an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Article 8 or otherwise. Notwithstanding the foregoing, but subject to Section 8.11, the Company shall not be required to advance expenses in connection with any proceeding (or part thereof) initiated by any person unless the proceeding was authorized in advance by the Board. Notwithstanding anything to the contrary set forth herein, unless otherwise determined pursuant to Section 8.6, the Company shall not be obligated to advance or continue to advance expenses to any person (other than any current or former Manager of the Company, as to whom this paragraph shall not apply) in any proceeding if a determination is reasonably and promptly made (i) by the Board by a majority vote of Disinterested Managers, even though less than a quorum, (ii) if there are no Disinterested Managers or the Disinterested Managers so direct, by Independent Counsel in a written opinion, or (iii) by a majority vote of a committee of Disinterested Managers designated by a majority vote of Disinterested Managers, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

8.6    Non-Exclusivity Of Rights; Other Sources. The rights conferred on any person by this Article 8 will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the limited liability company agreement, agreement, vote of Member or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Company is specifically authorized to enter into individual contracts with any or all of its Managers, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Act. The Company’s obligation, if any, to indemnify or to advance expenses to any person who is or was serving at its request as a director, manager, officer, partner, member, trustee, employee or agent of another enterprise shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other enterprise.

8.7    Survival of Rights. The rights conferred on any person by this Article 8 will continue as to a person who has ceased to be a Manager, officer, employee or other agent and will inure to the benefit of the heirs, executors and administrators of such a person.

8.8    Amendments. Any repeal or modification of this Article 8 will only be prospective and will not affect the rights under this Article 8 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any Manager, officer, employee, or other agent of the Company.

8.9    Severability. If any provision or provisions of this Article 8 will be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article 8 (including, without limitation, each portion of any paragraph of this Article 8 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) will not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article 8 (including, without limitation, each such portion of any paragraph of this Article 8 containing any such provision held to be invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.10        Notice. Any notice, request or other communication required or permitted to be given to the Company under this Article 8 will be in writing and either delivered in person or sent by confirmed telecopy, electronic mail, overnight mail or courier service, or certified or registered mail, postage or charges prepaid, return copy requested, to the secretary of the Company and will be effective only upon receipt by the secretary.

8.11        Claims. If a claim for indemnification required by this Article 8 (following the final disposition of such proceeding) is not paid in full within sixty days after the Company has received a claim therefor by the person entitled thereto, or if a claim for any advancement of expenses required by this Article 8 is not paid in full within thirty days after the Company has received a statement or statements from the person entitled thereto requesting such amounts to be advanced, such person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, such person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law.

8.12        Definitions. For purposes of this Agreement:

“Disinterested Manager” will mean a Manager of the Company who is not and was not a party to the matter in respect of which indemnification or advancement of expenses is sought by the claimant.

“Independent Counsel” will mean a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of Delaware limited liability company law and will include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Company or the claimant in an action to determine the claimant’s rights under this Article 8.

Article 9

Miscellaneous

9.1    Tax Treatment. Unless otherwise determined by the Member, the Company shall be treated as a disregarded entity for U.S. federal income tax purposes (and any applicable state or local tax purposes), and neither the Company nor the Member shall take any action, or fail to take any action, that is inconsistent with such tax treatment.  Unless otherwise determined by the Member, all provisions of this Agreement are to be construed so as to preserve the Company’s status as a disregarded entity for U.S. federal income tax purposes (and any applicable state or local tax purposes).

9.2    Fiscal Year. The fiscal year of the Company shall end on the Friday closest to September 30 of each year.

9.3    Amendments. Amendments to this Agreement and to the Certificate of Formation shall be effective only if approved in writing by the Member.  An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval.

9.4    Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement.  Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

9.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

9.6    Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

Skyworks Solutions, Inc

By:	/s/ Jason K. Givens
	Name:	Jason K. Givens
	Title:	Senior Vice President, General Counsel and Secretary

[Signature page for LLC Agreement]

Schedule A

Board and Officers

Board:

1.      Philip G. Brace

2.      Philip M. Carter

3.      Jason K. Givens

Officers:

1.      Philip G. Brace, President

2.      Jason K. Givens, Secretary

3.      Philip M. Carter, Treasurer